Exhibit 99

Farmers & Merchants Bancorp (FMCB)
Announces Increase in Quarterly Dividend

Farmers & Merchants Bancorp (OTCQX: FMCB) (the “Company” or “FMCB”), the parent company of Farmers & Merchants Bank of Central California (the “Bank” or “F&M Bank”), declared a quarterly cash dividend of $5.60 per share, up 4.7% from $5.35 for the previous quarter which was paid on July 1, 2026. The cash dividend is payable on October 1, 2026, to shareholders of record on September 11, 2026. Based on the Company’s financial performance through June 30, 2026, net income over the trailing twelve months was $96.3 million compared with $90.0 million for the same trailing period a year earlier. Diluted earnings per share over the trailing twelve months totaled $139.94, up 10.30% compared with $126.87 for the same trailing period a year ago. This dividend represents a 15.4% payout ratio. This year marks the 91st consecutive year that the Company has paid cash dividends and the 61st consecutive year the Company has increased dividends. As a result of the consistency of the Company’s cash dividends over many decades, the Company remains a member of a select group of only 58 publicly traded companies referred to as “Dividend Kings” by Sure Dividend where the Company is currently ranked 17th.

For the quarter ended June 30, 2026, Farmers & Merchants Bancorp reported record net income of $24.7 million, or $36.39 per diluted common share, a 10.47% increase over the prior year. For the second quarter of 2026, annualized return on average assets was 1.71% and return on average equity was 14.84%. Total assets at quarter-end were $5.8 billion. The Company’s credit quality remained solid with an allowance for credit losses on loans and leases at quarter-end of 2.08% and a negligible delinquency ratio of 0.1% of gross loans and leases as of June 30, 2026. Total special mention loans and substandard loans were $17.6 million and $3.1 million as of June 30, 2026 compared to $29.1 million and $1.4 million as of June 30, 2025, respectively. Net charge-offs were $165,000 or 0.005% of average loans and leases in the second quarter of 2026 compared to net charge-offs of $544,000 or 0.015% for the second quarter of 2025. The Company’s regulatory capital ratios continued to strengthen during the second quarter of 2026. At June 30, 2026, the Company’s total risk-based capital ratio was 16.04% and the common equity tier 1 ratio was 14.56% . All F&M Bank capital ratios exceeded the regulatory requirements to be classified as “well-capitalized” at June 30, 2026. For further details on our second quarter results, please see our press release dated July 20, 2026.

Kent A. Steinwert, Chairman, President and CEO noted, “The Board is very pleased with the Company’s strong financial results during the second quarter of 2026 and as a result, on August 11, 2026, the Board unanimously approved our fifth quarterly cash dividend since the Company moved from a semi-annual dividend to a quarterly dividend in August 2025.”

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About Farmers & Merchants Bancorp

Farmers & Merchants Bancorp trades on the OTCQX under the symbol FMCB, and is the parent company of Farmers & Merchants Bank of Central California, also known as F&M Bank.  Founded in 1916, F&M Bank is a locally owned and operated community bank, which proudly serves California through 33 convenient locations. F&M Bank is financially strong, with $5.8 billion in assets, and is consistently recognized as one of the nation’s safest banks by national bank rating firms. The Bank has maintained a 5-Star rating from BauerFinancial for 36 consecutive years, longer than any other commercial bank in the State of California.

Farmers & Merchants Bancorp has paid dividends for 91 consecutive years and has increased dividends for 61 consecutive years. As a result, Farmers & Merchants Bancorp is a member of a select group of only 58 publicly traded companies referred to as “Dividend Kings,” and is ranked 17th in that group based on consecutive years of dividend increases. A “Dividend King” is a stock with 50 or more consecutive years of dividend increases.

In February 2026, F&M Bank was ranked 5th on Forbes Magazine’s list of “America’s Best Banks” for 2025 and was ranked 1st in California. In April 2024, F&M Bank was ranked 6th on Forbes Magazine’s list of “America’s Best Banks” for 2023.

In July 2026, Farmers & Merchants Bancorp was named by Bank Director’s Magazine as the #7 best-performing bank in the nation across all asset categories in their annual “Ranking Banking” study of the top performing banks. Farmers & Merchants Bancorp ranked #3 in 2025, #2 in 2024, and #1 in 2023.

F&M Bank offers a full complement of loan, deposit, equipment leasing and treasury management products to businesses, as well as a full suite of consumer banking products. The FDIC awarded F&M Bank the highest possible rating of “Outstanding” in their last Community Reinvestment Act (“CRA”) evaluation.

Forward-Looking Statements

This press release may contain certain forward-looking statements that are based on management’s current expectations regarding the Company’s financial performance. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as “believe,” “expect,” “intend,” “estimate” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.” Forward-looking statements in this press release include, without limitation, statements regarding the Company’s financial condition, competitive positioning, and expectations regarding future performance and results. Forward-looking statements in this press release include matters that involve known and unknown risks, uncertainties and other factors that may cause actual results to differ materially from results expressed or implied by such forward-looking statements. Such risk factors include, among others: the effects of and changes in monetary and fiscal policies, including the interest rate policies of the Federal Reserve Board and their effects on inflation risk; financial and regulatory policies of the United States government; political and economic uncertainty, including any decline in global, domestic or local economic conditions or the stability of credit and financial markets and the impact of tariffs and the conflict in Iran and the Middle East; and other relevant risks detailed in the Company’s Form 10-K, Form 10-Qs, and various other securities law filings made periodically by the Company, copies of which are available from the Company’s website. All such factors are difficult to predict and are beyond the Company’s ability to control or predict. There also may be additional risks that the Company does not presently know, or that the Company currently believes to be immaterial, that could also cause actual results to differ materially and adversely from those contained in these forward-looking statements. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or circumstances after the date of this press release or otherwise, except as may be required by applicable law.

For more information about Farmers & Merchants Bancorp and F&M Bank, visit fmbonline.com.